AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
AUGUST 1, 2008

REGISTRATION NO.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGEND INTERNATIONAL HOLDINGS, INC
(name of small business issuer in its charter)

DELAWARE	1041	23-3067904
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Mr. Peter Lee
LEGEND INTERNATIONAL HOLDINGS, INC
Level 8, 580 St Kilda Road
Melbourne  Victoria  3004
Australia
Telephone: 613-8532-2866
Facsimile: 613-8532-2805
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:
R. Brian Brodrick, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York  NY
Telephone: 212-841-0700

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☒  333-145082

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)	☐

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered	Amount to be registered(1)		Proposed Maximum offering price per share(2)	Proposed aggregate price(3)	Amount of Registration Fee(4)

Common Stock, Par Value $0.001 per Share	16,927,951	(5)	$2.65	$44,859,070	$1,762.96
Common Stock, Par Value $0.001 per Share	338,559	(6)	$2.65	$897,182	$35.26
Total	17,266,510	.		$45,756,256	$1,798.22

(1) Pursuant to Rule 416, the Registration Statement also covers any additional shares of Common Stock that may become issuable by virtue of antidilution provisions of the warrants.

(2) The offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C), based upon the averages of the closing bid and asked prices for the Common Stock as reported by the OTC-Bulletin Board on July 25, 2008 of $2.65.

(3) In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% ($45,756,259) of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1 (File No. 333-145082), as amended, is registered hereby.

(4) The Registrant previously registered an aggregate of $228,781,298 in Common Stock on the Registration Statement on Form S-1 (File No. 333-145082), for which a filing fee of $7,202.20 was previously paid.

(5) Represents outstanding shares of Common Stock being offered for sale by selling stockholders.

(6) Represents 338,559 shares issuable upon exercise of outstanding warrants at an exercise price of $2.50 per share.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 is being filed by Legend International Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) to register additional shares of common stock, par value $.001 per share (the “Common Stock”) for sale by the selling stockholders set forth below.

The contents of the original Registration Statement (File Number 333-145082), which was declared effective on April 17, 2008, is hereby incorporated herein by reference.

TABLE OF ADDITIONAL SELLING STOCKHOLDERS

The following table sets forth as of July 25, 2008, the number of shares of our Common Stock owned by each selling stockholder and the number of such shares included for sale in this prospectus, which in each case, except as set forth below, is equal to the number of shares owned by such person.

Except as set forth below, the shares being offered by the selling stockholders were issued or are issuable upon exercise of securities that were issued in connection with one or more of the following transactions:

1. In June 2008, the Company completed a private placement offering (the “BMO Offering”) of 42,000,000 share of common stock to institutional investors at a purchase price of US$2.50 per share.  BMO Nesbitt Burns Inc., Wellington West Capital Markets Inc. and BBY Limited acted as agents for the offering and received a commission of 5% of the offering proceeds and two year warrants to purchase 840,000 shares of common stock at an exercise price of US$2.50 per share.

The Company has agreed to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of the shares of Common Stock within forty-five (45) calendar days after the closing date of the BMO Offering (the “Filing Deadline”).  The Company has agreed to use its best efforts to cause such registration statement to become effective as soon as possible thereafter, and within the earlier of: (i) one hundred twenty (120) calendar days after the closing date or (ii) five (5) calendar days of the SEC clearance to request acceleration of effectiveness (the “Effectiveness Deadline”).  The Company agreed that in the event that the registration statement is not filed with the SEC on or before the Filing Deadline, or such registration statement is not declared effective by the SEC on or before the Effectiveness Deadline or if the effectiveness thereafter lapses (except for certain permitted grace periods)or if the Company fails to file certain SEC reports on a timely basis, the Company shall on the first day of each month thereafter until the date that the Company is in compliance with the foregoing requirements issue to the purchasers as liquidated damages and not as a penalty for such failure (the “Liquidated Damages”): shares of common stock equal to 1.2% of the shares purchased in the BMO Offering that have not been sold or cannot be sold without restriction under Rule 144.

In connection with the BMO Offering, the Company agreed not to issue any additional shares of Common Stock (other than pursuant to existing rights) for a period of 120 days following the closing without the consent of BMO, which shall not be unreasonably withheld.  The Company also agreed to appoint two additional directors and a chief operating officer with the approval of BMO and to use its reasonable best efforts to list its shares of Common Stock on the American Stock Exchange within six months following the closing date.

In connection with the BMO Offering, Joseph Gutnick, Renika Pty Ltd. and Chabad House of Caulfield Pty Ltd. (the “Gutnick Group”) generally have agreed not to acquire, transfer or dispose of any shares of Common Stock or other securities of the Company or enter into any agreements or make any announcements with respect thereto for a period of one year following the Closing, except that the Gutnick Group is not prohibited from (i) selling shares to an industry participant such as a mining company or fertilizer manufacturer or user in an off-market transaction; (ii) selling up to 2,000,000 shares commencing 180 days after the closing date; provided that BMO shall have the right to act as the broker for any sales that are made on market; and (iii)  selling shares in response to a takeover offer for all of the outstanding shares of the Company.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Selling Stockholders	Common Stock	Percentage of Outstanding Common Stock*	Shares Being Offered(*)	Common Stock	Percentage of Outstanding Common Stock

Atticus European Fund, Ltd. (a)	29,127,339	13.18%	3,075,155	26,052,184	11.77%
Greenway Portfolio D (a)	1,842,661	0.83%	183,476	1,659,185	0.75%
MMCAP International Inc. (b)	275,000	0.12%	110,838	164,162	0.07%
Republic Investment Management Pte Ltd. – How & Co(c)	189,000	0.09%	76,176	112,824	0.05%
Republic Investment Management Pte Ltd. – RBC Dexia Investor Services Bank, S.A. (d)	411,000	0.19%	165,652	245,348	0.11%
CF Eclectica Agriculture Fund – Hare & Co (e)	675,000	0.31%	272,056	402,944	0.18%
Craton Capital Global Resources Partnership LP(f)	45,000	0.02%	18,137	26,863	0.01%
Epoch Master Ltd. (g)	800,000	0.36%	322,437	477,563	0.22%
CQS Convertible and Quantitative Strategies Master Fund Ltd.	225,000	0.10%	90,683	134,315	0.06%
Libra Fund LP – Bershaw & Co(i)	3,160,000	1.43%	1,273,627	1,886,373	0.85%
Libra Offshore Ltd. Goldman Sachs & Co (j)	740,000	0.33%	298,254	441,746	0.20%
IGXG Management LLC – Series G (k)	400,000	0.18%	161,219	238,782	0.11%
Perella Weinberg Partners Xerion Master Fund Ltd. (l)	7,000,000	3.16%	1,604,125	5,395,875	2.44%
BTR Global Prospector Trading Ltd. (m)	558,000	0.25%	224,900	333,100	0.15%
BTR Global Energy Trading Limited (n)	450,000	0.20%	181,371	268,629	0.12%
BTR Global Arbitrage Trading Limited (o)	500,000	0.23%	201,523	298,477	0.13%
Salida Multi Strategy Hedge Fund (p)	1,000,000	0.45%	403,047	596,953	0.27%
BTR Global Opportunity Trading Limited (q)	1,050,000	0.47%	423,199	626,801	0.28%
BTR Global Prospector II Trading Ltd. (r)	42,000	0.02%	16,928	25,072	0.01%
Petercam Equities Agrivalue	1,700,000	0.77%	685,179	1,014,821	0.46%
The Ospraie Portfolio Ltd (t)	1,700,000	0.77%	685,179	1,014,821	0.46%
Seamans Capital Management F/B/O Lifespan Endowment (u)	150,000	0.07%	60,457	89,543	0.04%
Seamans Capital Management F/B/O Lahey Clinic (v)	110,000	0.05%	44,335	65,665	0.03%
Seamans Capital Management Global Income Pref. 6% Fund (w)	240,000	0.11%	96,731	143,269	0.06%
Quantum Partners LDC (x)	1,924,250	0.87%	733,041	1,191,209	0.54%
Quantum Emea Fund Ltd (y)	6,062,500	2.74%	2,443,470	3,619,030	1.64%
RS Capital Partners Ltd. (z)	1,924,250	0.87%	733,041	1,191,209	0.54%

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Selling Stockholders	Common Stock	Percentage of Outstanding Common Stock*	Shares Being Offered(*)	Common Stock	Percentage of Outstanding Common Stock

City Natural Resources High Yield Trust (aa)	225,000	0.10%	90,685	134,315	0.06%
U Capital Offshore Investments, LP (bb)	124,400	0.06%	36,274	88,126	0.04%
Map T. Segregated Portfolio – A Segregated Portfolio of LMA (cc)	146,000	0.07%	44,335	101,665	0.05%
GPC 79,LLC (dd)	174,433	0.08%	45,218	129,215	0.06%
Weiss Multi-Strategy Partners LLC (ee)	538,877	0.24%	137,330	401,547	0.18%
OGI Associates LLC (ff)	197,080	0.09%	79,432	132,312	0.06%
Eastern Advisors Capital, Ltd (gg)	1,700,000	0.77%	685,179	1,014,821	0.46%
Luxor Capital Partners LP(ii)	470,184	0.21%	189,506	280,678	0.13%
LGC Select, LLC (jj)	127,982	0.06%	51,583	76,399	0.03%
Luxor Spectrum, LLC (kk)	819	0.00%	330	489	0.00%
Luxor Capital Partners Offshore Ltd.(ll)	708,170	0.32%	285,425	422,746	0.19%
LCG Select Offshore Ltd.(mm)	589,616	0.27%	237,643	351,973	0.16%
Luxor Spectrum Offshore, Ltd.(nn)	28,647	0.01%	11,546	17,101	0.01%
Atlas Master Fund Ltd. (oo)	74,582	0.03%	30,060	44,522	0.02%
Hargreaves Hale (pp)	320,000	0.14%	128,975	191,025	0.09%
WR Multi-Strategy Master Fund Ltd. (qq)	23,615	0.01%	9,518	14,097	0.01%
Enso Global Equities Levered Master Partnership LP (rr)	143,256	0.06%	57,739	85,517	0.04%
Enso Global Equities Levered Master Partnership LP (ss)	426,668	0.19%	171,967	254,701	0.12%
Enso Global Opportunities Master Partnership LP (tt)	70,344	0.03%	28,352	41,992	0.02%
HFR HE Jade Master Trust (uu)	56,117	0.03%	22,618	33,499	0.02%
BMO Nesbitt Burns Inc.	672,000(xx)	0.30%	270,847(xx)	401,153	0.18%
Wellington West Capital Markets Inc.	84,000(xx)	0.04%	33,856(xx)	50,144	0.02%
BBY Ltd (vv)	219,519(ww)	0.10%	33,856(xx)	185,663	0.08%

__________________
*       Based upon 221,258,976 shares outstanding at July 25, 2008.

(a)	In accordance with a Form 4 dated June 6, 2008, Atticus Capital LP, Atticus Management Limited and Mr. Timothy Barakett may be deemed to be beneficial owners of the shares of Common Stock.

(b)	MMCAP Asset Management Inc. has voting and investment control over the shares of Common Stock owned by MMCAP International Inc. SPC. Mathew MacIsaac is a director of MMCAP International Inc. SPC.

(c)	Anwar Awan has voting and investment control over the shares of Common Stock owned by Republic Investment Management Pte Ltd. – How & Co

(d)	Anwar Awan has voting and investment control over the shares of Common Stock owned by Republic Investment Management Pte Ltd. – RBC Dexia Investor Services Bank, S.A.

(e)	George Lee has voting and investment control over the shares of Common Stock owned by CF Eclectica Agriculture Fund

(f)
Maquarie Capital Investment Management Ltd (“MCIM”) has voting and investment control over the shares of Common Stock owned by Craton Capital Global Resources Partnership LP. Brenton Saunders and Mohendra Moodley are portfolio managers for MCIM. Lachlan Pike, Adam Solano and Lauren Steinberg are traders for MCIM.

(g)	Rajesh Hari Gupta has voting and investment control over the shares of Common Stock owned by Epoch Master, Ltd.

(h)	Deutsche Bank AG DTC #2428 has voting and investment control over the shares of Common Stock owned by CQS Convertible and Quantitative Strategies Master Fund Limited.

(i)	Ranjan Tandon has voting and investment control over the shares of Common Stock owned by Libra Fund LP

(j)	Ranjan Tandon has voting and investment control over the shares of Common Stock owned by Libra Offshore Ltd.

(k)	Arthur Norman Field has voting and investment control over the shares of Common Stock owned by IGXG Management LLC – Series G.

(l)	Daniel Arbess, Julio Garcia, William Kourakos and James Keyes have voting and investment control over the shares of Common Stock owned by Perella Weinberg Partners Xerion Master Fund Ltd.

(m)	Terry Bell has voting and investment control over the shares of Common Stock owned by BTR Global Prospector Trading Ltd ..

(n)	Brad White has voting and investment control over the shares of Common Stock owned by BTR Global Energy Trading Limited

(o)	Brad White has voting and investment control over the shares of Common Stock owned by BTR Global Arbitrage Trading Ltd

(p)	Brad White has voting and investment control over the shares of Common Stock owned by Salida Multi Strategy Hedge Fund

(q)	Danny Guy has voting and investment control over the shares of Common Stock owned by BTR Global Opportunity Trading Limited

(r)	Terry Bell has voting and investment control over the shares of Common Stock owned by BTR Global Prospector II Trading Ltd

(s)
Sylvie Huret, Luc Van den Brande, Guy Lerminiaux, Johnny Debschuysser, Baudouin du Parc, Leopold d’Oultremont, Georges Caballe and Geoffroy d’Aspremont representing Petercam SA, with all directors acting two by two, have voting and investment control over the shares of Common Stock owned by Petercam B Fund, Belgian limited liability company.

(t)
Dwight Anderson may be deemed to have voting and investment control over the shares of Common Stock owned by The Ospraie Portfolio Ltd. by virtue of his position as President of Ospraie Management, Inc.

(u)	Brian D. Corcoran has voting and investment control over the shares of Common Stock owned by Seamans Capital Management F/B/O Lifespan Endowment

(v)	Brian D. Corcoran has voting and investment control over the shares of Common Stock owned by Seamans Capital Management F/B/O Lahey Clinic

(w)	Brian D. Corcoran has voting and investment control over the shares of Common Stock owned by Seamans Capital Management Global Income Pref. 6% Fund

(x)
George Soros, Robert Soros and Jonathan Soros share voting and investment control over the shares of Common Stock owned by Quantum Partners LDC by virtue of their positions as Chairman, Deputy Chairman and President of Soros Fund Management LLC,

(y)
George Soros, Robert Soros and Jonathan Soros share voting and investment control over the shares of Common Stock owned by Quantum Emea Fund Ltd. by virtue of their positions as Chairman, Deputy Chairman and President of Soros Fund Management LLC,

(z)
George Soros, Robert Soros and Jonathan Soros share voting and investment control over the shares of Common Stock owned by RS Capital Partners Ltd. by virtue of their positions as Chairman, Deputy Chairman and President of Soros Fund Management LLC,

(aa)	David Coats has voting and investment control over the shares of Common Stock owned by City NatuResources High Yield Fund.

(bb)	Jonathan Urfrig has voting and investment control over the shares of Common Stock owned by Map T. Segregated Portfolio – A Segregated Portfolio of LMA.

(cc)	Jonathan Urfrig has voting and investment control over the shares of Common Stock owned by U Capital Offshore Investments, LP.

(dd)	Weiss Multi-Strategy Advisors LLC has voting and investment control over the shares of Common Stock owned by GPC 79, LLC.

(ee)	Weiss Multi-Strategy Advisors LLC has voting and investment control over the shares of Common Stock owned by Weiss Multi-Strategy Partners LLC.

(ff)	Weiss Multi-Strategy Advisors LLC has voting and investment control over the shares of Common Stock owned by OGI Associates, LLC.

(gg)	Scott Booth has voting and investment control over the shares of Common Stock owned by Eastern Advisors Capital, Ltd.

(hh)	Not Used.

(ii)	Christian Leone has voting and investment control over the shares of Common Stock owned by Luxor Capital Partners, LP.

(jj)	Christian Leone has voting and investment control over the shares of Common Stock owned by LCG Select, LLC.

(kk)	Christian Leone has voting and investment control over the shares of Common Stock owned by Luxor Spectrum, LLC.

(ll)	Christian Leone, Don Seymour and Aldo Ghisletta have voting and investment control over the shares of Common Stock owned by Luxor Capital Partners Offshore, Ltd.

(mm)	Christian Leone, Don Seymour and Aldo Ghisletta have voting and investment control over the shares of Common Stock owned by LCG Select Offshore, Ltd.

(nn)	Christian Leone, Don Seymour and Aldo Ghisletta have voting and investment control over the shares of Common Stock owned by Luxor Spectrum Offshore, Ltd.

(oo)	Dmitry Balyasny has voting and investment control over the shares of Common Stock owned by Atlas Master Fund, Ltd.

(pp)
Hargreave Hale Limited has voting and investment control over the shares of Common Stock owned by Hargreave Hale Nominees Limited, Heritage Bank and HSBC Global Custody Nominees Limited. Adam Caplan is a director of Hargreave Hale Limited.

(qq)	Salina Love has voting and investment control over the shares of Common Stock owned by WR Multi-Strategy Master Fund Ltd. ..

(rr)	Salina Love has voting and investment control over the shares of Common Stock owned by Enso Global Equities Levered Master Partnership LP..

(ss)	Salina Love has voting and investment control over the shares of Common Stock owned by Enso Global Equities Levered Master Partnership LP..

(tt)	Salina Love has voting and investment control over the shares of Common Stock owned by Enso Global Opportunities Master Partnership LP..

(uu)	Salina Love has voting and investment control over the shares of Common Stock owned by HFR HE Jade Master Trust..

(vv)	Glenn Rosewall has voting and investment control over the shares of Common Stock owned by BBY Limited.

(ww)	Includes shares issuable upon exercise of two-year warrants at an exercise price of US$2.50 per share and Common Stock.

(xx)	Issuable upon exercise of two-year warrants at an exercise price of US$2.50 per share.

Item 27.  EXHIBITS

Incorporated by
Reference to:

Exhibit No.	Exhibit
5.1	Opinion of Phillips Nizer LLP (1)
10.1	Form of Subscription Agreement for BMO Offering (1)
10.2	Agency Agreement dated as of June 3, 2008 (1)
10.3	Registration Rights Agreement dated as of June 3, 2008 (1)
10.4	Form of Broker Warrant (1)
23.1	Consent of Phillips Nizer LLP (included in Exhibit 5.1) (1)
23.2	Consent of PKF, Certified Public Accountants, A Professional Corporation (1)

Footnotes:

(1)	Filed herewith.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Victoria, Australia on August 1, 2008.

LEGEND INTERNATIONAL
HOLDINGS, INC.

By:	Peter Lee
Name:	Peter Lee
Title:	CFO & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Lee and Brian Brodrick and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Joseph I Gutnick	President, Chairman of the Board and Chief Executive Officer	August 1, 2008
Joseph I Gutnick

/s/ David Tyrwhitt	Director	August 1, 2008
David Tyrwhitt

/s/ Peter Lee	Secretary, Chief Financial Officer and Principal Accounting Officer	August 1, 2008
Peter Lee